Exhibit 10.52

APPENDIX I-7

Owner Guaranty

GUARANTY

This Owner Guaranty (this “Guaranty”) is made by ADA-ES, Inc., a Colorado corporation (the “Guarantor”), in favor of BE&K Construction Company, LLC (the “Beneficiary”) in consideration of the Beneficiary entering into that certain Amended and Restated Engineering, Procurement and Construction Agreement, dated as of September 8, 2008 (the “Agreement”), by and between the Beneficiary and Red River Environmental Products, LLC, a Delaware limited liability company (the “Counterparty”). Capitalized terms used and not defined herein shall have the respective meanings set forth in the Agreement, as amended from time to time.

1.	Guaranty: For valuable and separate consideration, the receipt of which is hereby acknowledged by the Guarantor, the Guarantor, as primary obligor and not as surety, does hereby unconditionally and absolutely guarantee to the Beneficiary in accordance with the provisions of this Guaranty, the prompt, full and faithful payment when due (whether at maturity, upon a default, upon resolution of a dispute, by acceleration or otherwise under the Agreement) by the Counterparty to the Beneficiary of all amounts due to the Beneficiary under the Agreement created, incurred or arising from the Effective Date up to, but not including, the date of Financial Closing, as such date and term are defined in the Agreement (the “Guaranteed Obligations”) for so long as the Guaranteed Obligations remain in effect under and pursuant to the Agreement. The Guarantor’s obligations and liability under this Guaranty shall be limited to, and fully satisfied upon the payment of, amounts due under and pursuant to the obligations of the Counterparty under the Agreement, and the Guarantor shall have no obligation to perform under the Agreement with regard to performance other than the provisions regarding payment and recourse for non-payment of the Guaranteed Obligations.

2.	Guaranty Absolute: The Guarantor guarantees that the Guaranteed Obligations will be paid in full and complete accordance with the terms of the Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto. The obligations of the Guarantor under this Guaranty are independent of but related to the Counterparty’s obligations under the Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action or arbitration is brought against the Counterparty or whether the Counterparty is joined in any such action or arbitration or whether the Counterparty is the subject of insolvency, bankruptcy, or reorganization proceedings. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of the Agreement;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under the Agreement, any modification, extension or waiver of any of the terms of the Agreement, or any other amendment or waiver of or any consent to departure from any term of the Agreement, all or any of which shall be binding on the Guarantor;

(c) any taking, exchange, release or non-perfection or the taking or failure to take any other action with respect to any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any requirement that the Beneficiary proceed against the Counterparty, any other person or entity, any collateral or any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;

(e) any change, restructuring or termination of the company structure or existence of the Counterparty or any of its subsidiaries;

(f) any lack or failure of notice or any failure of the Beneficiary to disclose to the Counterparty or the Guarantor any information relating to the financial condition, operations, properties or prospects of the Counterparty or the Guarantor, or relating to the Agreement, as the case may be, now or in the future known to the Beneficiary (the Guarantor waiving any duty on the part of the Beneficiary to disclose such information);

(g) any existence of or reliance on any representation by the Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other guarantor or surety; and

(h) any permitted assignment of the Agreement.

Notwithstanding any provision to the contrary contained herein, the Guarantor’s liability for the Guaranteed Obligations hereunder shall be and is specifically limited to payments required to be made under the Agreement (even if such payments are deemed to be damages), and in no event shall the Guarantor be subject hereunder to consequential, exemplary, loss of profits, punitive, tort, or any other damages (other than those arising out of the Agreement), costs, or attorneys’ fees (except as provided herein including, without limitation, in Section 5 hereof).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or any other person upon the insolvency, bankruptcy or reorganization of the Counterparty or the Guarantor or otherwise, all as though such payments had not been made. The obligations of the Guarantor under this Guaranty shall at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated indebtedness (actual or contingent) of the Guarantor, except as may be required by law. This Guaranty shall continue to be effective if the Counterparty merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

Subject to the Section 1 hereof, this Guaranty is a continuing guaranty of the payment (and not of collection) by the Counterparty of its obligations under the Agreement. In no event shall the Guarantor’s liability to the Beneficiary exceed the Counterparty’s liability under the Agreement, such liability to be determined without regard to the insolvency, bankruptcy or reorganization of the Counterparty.

3.	Term and Termination: This Guaranty shall continue in full force and effect until the earlier of (i) Financial Closing or (ii) satisfaction of all obligations of the Counterparty under the Agreement arising from the Effective Date up to, but not including, the date of Financial Closing; provided, however, upon termination hereof, the Guarantor agrees that (a) the obligations and liabilities hereunder shall continue in full force and effect with respect to any Guaranteed Obligations to the extent then subject to pending claims identified in writing by the Beneficiary to the Guarantor or the Counterparty and existing on the termination date, whether such Guaranteed Obligations with respect to such pending claims become due prior to or after the termination date and (b) this Guaranty, and Guarantor’s obligations and liabilities hereunder, shall be reinstated in accordance with Section 2 hereof in the event any payment hereunder is rescinded or must be set aside in which case this Guaranty and such obligations and liabilities shall continue until indefeasibly paid in full.

4.	Waivers and Acknowledgments: The Guarantor hereby waives presentment, protest, acceleration, dishonor, promptness, diligence, filing of claims with a court in the event of insolvency or bankruptcy of the Counterparty, notice of acceptance of this Guaranty and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Beneficiary protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Counterparty or any other Person or entity, or any collateral. The Guarantor hereby waives any right to revoke this Guaranty.

Except as to applicable statutes of limitation, no delay of the Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of the Guarantor from any obligations hereunder, nor shall any single or partial exercise by the Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Beneficiary from time to time.

5.	Expenses: Notwithstanding (and in addition to) the limit on the Guarantor’s liability hereunder set forth in Section 1, Guarantor agrees to pay on demand any and all out-of-pocket costs, including reasonable legal fees and expenses, and other expenses incurred by the Beneficiary in successfully enforcing the Guarantor’s payment obligations under this Guaranty; provided, however, that the Guarantor shall not be liable for any expenses of the Beneficiary if no payment under this Guaranty is due.

6.	Subrogation: The Guarantor will not exercise any right that it may now or hereafter acquire against the Counterparty that arises from the existence, payment, performance or enforcement of the Guarantor’s payment obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Beneficiary against the Counterparty or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Counterparty, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the obligations of the Counterparty under the Agreement and all other amounts due under this Guaranty shall have been paid in full in cash (and not subject to disgorgement in bankruptcy or otherwise). If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts due under this Guaranty, the Guarantor shall hold such amount as agent for the benefit of the Beneficiary, which amount shall forthwith be paid to the Beneficiary to be credited and applied to the Guaranteed Obligations and all other amounts due under this Guaranty, whether matured or unmatured, in accordance with the terms of the Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts due under this Guaranty thereafter arising. If (a) the Guarantor shall make payment to the Beneficiary of all or any part of the Guaranteed Obligations and (b) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, the Beneficiary will, at the Guarantor’s request and expense execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty by the Beneficiary, assigning, but only to the extent of the amounts so paid, all of the Beneficiary’s rights and remedies under the Agreement, to seek and receive payment under the Agreement. In the event the Guarantor pays part or all of the Counterparty’s payment obligations, the Guarantor shall be entitled to the Counterparty’s rights and benefits under the Agreement and shall be subrogated to the Counterparty’s rights with respect to such of the Counterparty’s obligations so paid by the Guarantor.

7.	Reservation of Defenses; Disputes Under the Agreement:

(a) In furtherance of the provision in Section 1 hereof that the Guarantor is a primary obligor and not a surety, the Guarantor agrees that it will remain bound upon this Guaranty notwithstanding any defenses which, pursuant to the laws of suretyship, would relieve a guarantor of its obligations under a guaranty. Notwithstanding anything to the contrary in this Guaranty, the Guarantor does reserve the right to assert defenses which the Counterparty may have to payment of any Guaranteed Obligation other than defenses arising from the bankruptcy or insolvency of the Counterparty and other defenses expressly waived in this Guaranty; provided, however, if a defense has been asserted by the Counterparty with respect to any particular demand for payment by the Beneficiary under the Agreement and, as a result of such assertion, a dispute arose between the

Counterparty and the Beneficiary under the Agreement which has been resolved in accordance with the dispute resolution provisions under the Agreement, then the Guarantor shall not have the right to assert the same defense with respect to a demand for payment under this Guaranty of the amount that had been the subject of such resolved dispute.

(b) In the event that any issue, matter or dispute arises which is resolved in accordance with the dispute resolution provisions under the Agreement, such issue, matter or dispute shall be deemed to have been conclusively determined for the purpose of this Guaranty and neither party to this Guaranty will thereafter take any steps to argue that such issue, matter or dispute should be resolved under this Guaranty in any different manner from the resolution under the Agreement and the parties waive any right to do so.

8.	Notices: All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered, or sent by overnight messenger with delivery confirmed. Notices shall be sent to the following addresses:

If to the Guarantor:

ADA-ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Attn: Richard Schlager

Title: Vice President, Administration

Phone: 303-339-8855

With a copy (which shall not constitute notice) to

ADA-ES, Inc.

8100 SouthPark Way, Suite B

Littleton, CO 80120-4525

Attn: Tony Smith

Title: Contract Manager

Phone: 303-962-1939

If to the Beneficiary:

BE&K Construction Company, LLC

2000 International Park Drive

Birmingham, AL 35243

Attn: Ray Kosak

Title: Project Manager

Phone: 205-972-6671

9.	Demand and Payment: Any demand by the Beneficiary for payment hereunder shall be in writing, signed by a duly authorized officer of the Beneficiary and delivered to the Guarantor pursuant to Section 8 hereof, and shall (a) reference this Guaranty, (b) specifically identify the Counterparty and the Beneficiary, the Guaranteed Obligations to be paid and the amount of such Guaranteed Obligations, and (c) set forth payment instructions. There are no other requirements of notice, presentment or demand. The Guarantor shall pay, or cause to be paid to the Beneficiary in US dollars, such Guaranteed Obligations within five (5) Business Days of receipt of such demand. Payment made under this Guaranty will be made without setoff or reduction for any amounts that are or may be owed by the Beneficiary to the Guarantor as a result of an agreement or understanding between the Guarantor and the Beneficiary unrelated to the subject matter of this Guaranty. Late payments hereunder are subject to interest at a per annum rate of interest equal to the “Prime Rate” (as published from time to time in the “Money Rates” table of The Wall Street Journal) plus two (2) percent.

10.	Material Adverse Change: In the event that the Guarantor’s long-term creditworthiness materially deteriorates relative to its creditworthiness as of the date hereof as determined using commercially reasonable standards, the Beneficiary shall notify the Guarantor of same and the representatives of each Party shall meet within ten (10) days to review Guarantor’s financial condition and provide suggestions for the amount of payment assurance that the Beneficiary shall reasonably require to be delivered to the Beneficiary to secure Guarantor’s obligations hereunder based on such decline in Guarantor’s financial condition. Such additional payment assurance shall take one of the following conventions at the sole discretion of the Guarantor: (a) a guarantee from a Guarantor affiliate in form, substance and amount mutually acceptable to the Parties; (b) a letter of credit in form, substance and amount and from a financial institution that is mutually acceptable to the Parties; or (c) an irrevocable conditional bond in form, substance and amount and issued from an insurance company or financial institution that is mutually acceptable to the Parties. The Guarantor shall provide such additional payment assurance within ten (10) Business Days of the meeting.

11.	Representations and Warranties of the Guarantor: The Guarantor represents and warrants that:

(a) it is a corporation duly incorporated and validly existing under the laws of the State of Colorado and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Guaranty;

(b) neither the execution and delivery by it of this Guaranty, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it, or (ii) its articles or certificate of incorporation or by-laws, or (iii) the provisions of any indenture, instrument or agreement to which it is a party or is subject, or by which it is bound, or conflict with or constitute a default thereunder. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution and delivery of this Guaranty or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty;

(c) this Guaranty constitutes a valid and legally binding agreement of the Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

12.	Miscellaneous:

(a) Default. In the event the Counterparty defaults in the payment of any obligation under the Agreement, the Beneficiary shall give written notice to the Guarantor contemporaneously with any notice provided to the Counterparty. Promptly (and, in any event within 5 Business Days) thereafter, the Guarantor shall pay or cause to be paid to the Beneficiary the amount then due and owing by the Counterparty as required by the Agreement.

(b) Assignment. The Guarantor shall not assign this Guaranty without the express written consent of the Beneficiary and any purported assignment absent such consent is void. The Beneficiary shall be entitled to assign its rights under this Guaranty in its sole discretion to any affiliate that is directly or indirectly wholly-owned by the ultimate parent of the Beneficiary.

(c) Severability. If any provision or portion of a provision of this Guaranty is declared void and/or unenforceable, such provision or portion (with the exception of the amount of the Guarantor’s liability as provided for in Section 1 above, which shall require replacement in full of this Guaranty) shall be deemed severed from this Guaranty which shall otherwise remain in full force and effect.

(d) Amendments. No amendment of this Guaranty shall be effective unless in writing and signed by the Guarantor and the Beneficiary.

(e) Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by the Beneficiary, its successors and assigns.

(f) Prior Agreements. This Guaranty embodies the entire agreement and understanding between the Guarantor and the Beneficiary and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g) Headings. The headings in this Guaranty are for purposes of reference only, and shall not effect the meaning hereof.

13.	Limitation by Law: All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

14.	Confidentiality: The Beneficiary shall keep the existence and the terms of this Guaranty confidential. The Beneficiary shall only disclose the existence of this Guaranty to those officers, directors and employees and agents, and affiliates who have a need to know and who agree to keep the existence and terms of this Guaranty confidential. The Beneficiary shall be responsible for any breach of this confidentiality provision by its officers, directors and employees and agents, or affiliates. Notwithstanding the foregoing, in the event of enforcement of this Guaranty, this covenant regarding confidentiality shall not apply to any action, claim proceeding brought to enforce the terms of this Guaranty.

15.	Governing Law; Jurisdiction; Enforcement: This Guaranty shall in all respects be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The Guarantor and the Beneficiary hereby agree that any legal proceedings which may arise under this Guaranty shall be brought in the United States District Court, located in Manhattan (and if such court does not have jurisdiction over a matter at controversy between the parties, any New York state court located in Manhattan). Accordingly, the Guarantor and the Beneficiary hereby submit to the jurisdiction of the United States District Court located in Manhattan (and if such court does not have jurisdiction over a matter at controversy between the parties, any New York state court located in Manhattan) for purposes of all legal proceedings that may arise under this Guaranty. Each of the Guarantor and the Beneficiary irrevocably waives, to the fullest extent permitted by Applicable Legal Requirements, any objection which it may have or hereafter have to the personal jurisdiction of such court or the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the Guarantor and the Beneficiary hereby consents to process being served in any such proceeding by the mailing of a copy thereof by certified mail, postage prepaid, to its address specified in Section 8 of this Guaranty. EACH OF THE GUARANTOR AND THE BENEFICIARY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE GUARANTOR AND THE BENEFICIARY IN CONNECTION WITH THIS GUARANTY. This Guaranty shall be enforced by way of legal action and not by way of any other method of dispute resolution.

IN WITNESS WHEREOF, the Guarantor has caused this Owner Guaranty to be duly executed and delivered by its duly authorized officer effective as of this 8th day of September, 2008.

Guarantor:

ADA-ES, INC.

By:	/s/ Jean Bustard
Name:	Jean Bustard
Title:	Chief Operating Officer